                                                                    Exhibit 10.9

                   AMENDMENT TO CONSULTING SERVICES CONTRACT
                   -----------------------------------------

  This Amendment to Consulting Services Contract ("Amendment") is entered into this 1st day of April, 1999, by and between CPC OF AMERICA, INC., a Nevada corporation (the "Company"), and the CTM GROUP, INC., a Nevada corporation ("Consultant").

                                 R E C I T A L S
                                 - - - - - - - -

  WHEREAS, Consultant is engaged by the Company as a consultant pursuant to a Consulting Services Contract dated April 23, 1998 (the "Consultant Contract").

  WHEREAS, the Company and Consultant desire to amend certain provisions of the Consultant Contract relating to Consultant's compensation.


                                 A G R E E M E N T
                                 - - - - - - - - -

  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Consultant Contract, the parties agree as follows:

  1. Paragraph 3(a) of the Consultant Contract is hereby amended to read in its entirety as follows:

     "Consultant's fees for each year hereunder shall be $220,000.00 per year. Thereafter during the Services Term, Consultant's fees shall be increased each year by an amount equal to Consultant's fees for the previous year multiplied by the percent change of the Consumer Price Index for all Urban Consumers (the "CPI") (published by the Bureau of Labor Statistics, United States Department of Labor) during the immediately preceding calendar year. For example, if the percent change in the CPI from 1% to 11% were 10%, Consultant's fees for the second year hereunder would be $242,000.00. Fee increases shall not exceed 10% per year. Consultant's fees shall be payable within (10) ten days following receipt of invoice. In addition, Consultant shall receive a bonus. The bonus paid to Consultant shall be determined by the compensation committee as an annual plan to be determined each year as a percentage of the monthly net operating income of the Company pursuant to internally created financials of the Company, payable beginning no later than sixty (60) days after the end of each year, quarter and/or month subject to the compensation committee plan during the term hereunder. The Consultant shall be entitled to participate in any key management bonus or incentive compensation program including, but not limited to stock options and warrants, instituted by the Board of Directors of the Company, in the sole discretion of the Board of Directors. The fees and bonus payments hereunder shall be subject to withholding and any other applicable tax law."

  2. Except as amended by this Amendment, the form, terms and conditions of the Consultant Contract remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

                                   "The Company"

                                   CPC OF AMERICA, INC.
                                   a Nevada corporation


                                   By:/s/ Rod A. Shipman
                                      ------------------
                                   Rod A Shipman,
                                   President and Chief Executive Officer


                                   "Consultant"

                                   CTM GROUP, INC.,
                                   a Nevada corporation

                                   By: /s/ Deborah Shabty
                                       -------------------
                                   Deborah Shabty, President